EXHIBIT 10.4

                        LAUTZ EMPLOYMENT AGREEMENT




                      EMPLOYMENT AGREEMENT




  AGREEMENT effective April 1, 1995 by and between Independent
Telemedia Group ("Corporation"), and Robert W. Lautz
("Employee").

  Corporation desires to employ Employee to devote full time to the business of the Corporation, and Employee desires to be so employed.

The parties agree as follows:

  1. Employment. Corporation agrees to employ Employee, and Employee agrees to be so employed, in the capacity of Chief Executive Officer. Employment shall be for a term of three years effective as of April 1, 1995 and terminating March 31, 1998.

  2. Time and efforts. Employee shall diligently and conscientiously devote his full and exclusive time and attention and best efforts in discharging his duties as the Corporation's Chief Executive Officer.

  3. Board of Directors. Employee shall at all times discharge his duties in consultation with and under the supervision of the Corporation's Board of Directors. In the performance of his duties, Employee shall make his principal office in such place as the Corporation's Board of Directors and Employee may from time to time agree. Employee shall serve on the Company's Board of Directors and shall be entitled to any compensation awarded to other insiders.

  4.      Compensation.

          (a) First year. During the Corporation's fiscal year beginning April 1, 1995, Corporation shall pay to Employee as compensation for his services the sum of $120,000. This amount shall be paid in equal installments monthly.



EMPLOYMENT AGREEMENT
PAGE TWO



          (b) Second year. During the Corporation's fiscal year 1996, Corporation shall pay to Employee as compensation for his services the sum of $120,000 plus a percent raise between 5 and 20% as approved by the Executive Compensation Committee of the Board of Directors. This amount shall be paid in equal installments monthly.

          (c) Third year. During the Corporation's fiscal year 1997, Corporation shall pay to Employee as compensation for his services the sum of the amount pursuant to subparagraph (b) plus a percent raise between 5% and 20% as approved by the Board of Directors under the supervision of the Executive Compensation Committee. This amount shall be paid in equal installments monthly.

  5.      Expenses

          (a) Reimbursement. The Corporation shall reimburse Employee for all reasonable and necessary expenses incurred in carrying out his duties under this Agreement. Employee shall present to the Corporation from time to time an itemized account of such expenses in any form required by the Corporation.

          (b) Automobile. The Corporation recognizes the Employee's need for an automobile for business purposes. It, therefore, shall provide the Employee with an automobile allowance of $750.00 per month.

  6. Profit Sharing Bonus: Employee will participate in the corporation's executive profit sharing plan which provides for the payment of additional compensation to key executives of the company as determined by the Board of Directors or a committee so designated by them, with employee's share to be up to $37,500.

  7. Stock Options. Employee will participate in the corporation's employee stock option plan with the exercise price equal to the following amounts per share and the following amounts vesting immediately upon execution of this agreement.

EMPLOYMENT AGREEMENT
PAGE THREE






               135,000 Shares      $1.375

          The options expire on March 31, 1998.

  8. Termination without cause. The Employer may without cause terminate this Agreement at any time by giving 30 days' written notice to the Employee. In that event, the Employee, if requested by the Employer, shall continue to render his services, and shall be paid his regular compensation up to the date of termination.

          In addition, the Employee shall be paid on the date of termination a severance allowance equal to 12 months of service at the then effective rate plus any bonus due for the period pursuant to paragraph 6. Additionally, Company acknowledges that Employee forgave $45,000 of compensation due him from his previous Employment Agreement. Company therefore, agrees that in the event Employee leaves Company for any reason during the first two (2) years of the term of this agreement, that the $45,000 will be immediately due and payable.

  9. Disability. In the event any illness or accident renders Employee totally disabled, Corporation's obligations under this Agreement shall terminate 13 weeks after the determination of total disability.

  10. Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be settled by arbitration in the City of Los Angeles in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

  11. Notices. All notices required or permitted to be given under this Agreement shall be given by certified mail, return receipt requested, to the party at the following address or to such other addresses as either may designate in writing to the other party;



EMPLOYMENT AGREEMENT
PAGE FOUR




               Independent Telemedia Group
               15303 Ventura Boulevard, Suite 1095
               Sherman Oaks, California 91403

  12. Vacations. Pursuant to the corporation's current policy, the Employee shall be entitled each year to vacation during which time his compensation shall be paid in full.

  13. Health Insurance. The Employee shall be entitled to paid health insurance coverage for family pursuant to the Company's insurance coverage.

  14. Governing law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

  15. Entire contract. This Agreement constitutes the entire understanding and agreement between the Corporation and Employee with regard to all matters herein. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing, signed by both parties.

  16. Non-waiver. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

  17. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

  19. Binding effect. The provisions of this Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns.

In witness whereof Corporation has by its appropriate officers, signed and affixed its seal and Employee has signed and sealed this Agreement.



Attest:                                 Independent Telemedia
                                        Group



______________________                  By_______________________



Witness:                                Employee



______________________                  _________________________

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